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                                      AGREEMENT

Lincoln National Life Insurance Co.
1300 South Clinton Street
Fort Wayne, IN 46802

Effective__________________________________ 19___ The Lincoln National Life
Insurance Company, member NASD and/or Lincoln Financial Advisors Corp. (LFA) member, NASD (hereinafter "Lincoln National") appoints _______________________________ (NAME OF REPRESENTATIVE OR ENTITY)of (or
incorporated under the laws of________________________________(CITY, STATE OR STATE) as a BROKER and/or REGISTERED REPRESENTATIVE and/or CORPORATE INSURANCE BROKER and/or BROKER/DEALER (hereinafter "REPRESENTATIVE").

1. DEFINITIONS

a. BROKER. An individual appropriately licensed and appointed to sell the fixed insurance products or non-registered variable products described herein;

b. REGISTERED REPRESENTATIVE: An individual who, as a result of passing the appropriate examinations of the National Association of Securities Dealers
     (NASD) or other appropriate self-regulatory organizations (SRO), and also appropriately licensed and appointed to sell insurance products may sell the insurance products described herein;

c. CORPORATE INSURANCE BROKER. A corporation appropriately licensed to sell the fixed insurance products or non registered variable products described herein;

d. BROKER/DEALER. An individual, partnership, corporation or other legal entity admitted to membership in the National Association of Securities Dealers (NASD) and appropriately licensed and/or appointed to sell the insurance products described herein; or an organization such as a bank, which pursuant to statutory or regulatory authority, may act as a broker/dealer without being a member of the NASD, but is appropriately licensed and appointed to sell the insurance products as described herein.

2. LIMITATIONS ON APPOINTMENT ("NASD"). The REPRESENTATIVE IS authorized to solicit applications for those contracts named in the compensation schedules attached to this agreement only while properly licensed by and/or registered with the appropriate governmental agency or authority for that specific type of product. All fees for such licensing shall be borne by the REPRESENTATIVE along with any administrative charges associated with such licensing.


a. Notwithstanding the above paragraph, the representative is NOT authorized to sell contracts to (check applicable): El Sec. 403(b) periodic tax sheltered annuity plan participants; El Section 457 plans

b. Solicitation and/or servicing is limited to the following duly licensed and appointed agents of REPRESENTATIVE and/or territory (COMPLETE ONLY IF APPLICABLE)

c. If the REPRESENTATIVE IS not authorized under paragraph 2(a) such authorization may be given by Lincoln National in writing, at its exclusive discretion.

d. In no event is the REPRESENTATIVE authorized to offer Lincoln National contracts in the state of New York.


3. NASD MEMBERSHIP (IF APPLICABLE)

Each party to this agreement, if acting as a broker/dealer, represents that it is a member of the National Association of Securities Dealers, Inc. Each party further agrees to comply with all applicable state and federal laws, rules, and regulations. Broker/dealer's expulsion from the NASD shall automatically terminate this agreement without notice. Broker/dealer's suspension will terminate this agreement immediately upon written or oral notice from Lincoln National received by broker/dealer.


LINCOLN NATIONAL LIFE INSURANCE CO. IS A PART OF
LINCOLN NATIONAL CORP.                                              PAGE 1 OF 4

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4. LIMITATIONS OF AUTHORITY SERVICE
The representative has no authority to incur any obligations or debts for or on behalf of Lincoln National without its express written consent; to make, modify, or discharge any contract on behalf of Lincoln National by any statement, promise, or representation of transaction; to waive, alter, modify or change any of the terms, rates, or conditions of the Lincoln National contracts.

5. RELATIONSHIP OF PARTIES
In the performance of all of his/her/its duties under this agreement, the relationship of the representative to Lincoln National is that of an independent contractor and none other. Neither party shall be deemed to be an employee or partner of the other party for any purpose, and nothing herein shall be construed to create the relationship of master and servant, employer and employee, or joint venturers between the representative and Lincoln National.

6. COMPENSATION
Upon submission of applicants for Lincoln National contracts by the representative, or appropriately licensed agents of the representative, conforming to such rules and procedures for the conduct of the business of Lincoln National as are now established and as may be reasonably established by Lincoln National in the future, and upon issuance of contracts by Lincoln National, the representative shall be entitled, subject to the terms and conditions of the agreement, to the applicable service fees set forth in the attached Compensation Schedule(s) or revisions of such Compensation Schedule(s) and all amendments, changes, and replacements thereof, as may be made at the exclusive discretion of Lincoln National. These Compensation Schedule(s) are made a part of this agreement. Revised Compensation Schedules shall apply to policies issued and service fees earned after the date that said schedules are adopted by Lincoln National. In the case of any violation of any of the terms of this agreement, Lincoln National shall be allowed to retain service fees earned but not yet paid by Lincoln National. Lincoln National has the right to deduct damages and expenses from such retained commissions. If representative sells in an unauthorized market, or without pre-approval of Lincoln National where necessary, such representative forfeits all compensation under this agreement from such unauthorized sale.

7. EXCLUSIVE RIGHTS OF SOLICITATION AND
a. Where the representative establishes a relationship with an organization for the purpose of selling Lincoln National contracts, no other entity with authorization by Lincoln National may approach, solicit, or otherwise contact such organization for the purpose of selling or servicing Lincoln National contracts as long as the representative is actively and effectively selling and servicing Lincoln National contracts, subject to the terms of section 7(d).

b. The representative may not establish a relationship with an organization for the purpose of selling or servicing Lincoln National contracts if another entity with authorization from Lincoln National has already established such relationship with said employer. Any exceptions to this must be requested by the representative and reviewed and approved in writing by an officer of Lincoln National.

c. Notwithstanding anything to the contrary contained in (a) or (b) above, the parties expressly agree that the representative may represent any other insurance carriers and offer any other insurance, lines, products, or business, whether or not such carrier lines, products or business compete directly or indirectly with Lincoln National.

d. Lincoln National shall be the sole arbitrator in these matters, and further, reserves the right to withdraw the exclusive rights of any entity, at the complete discretion of Lincoln National.

8. ADVERTISING AND MARKETING MATERIAL

a. The representative shall cooperate with Lincoln National in preparing advertising, solicitation brochures, and other marketing materials to be used by representative to sell Lincoln National contracts. No promotional and marketing materials shall be used by representative to sell Lincoln National contracts unless such material has received the prior written approval of Lincoln National. No promotional and marketing material shall be disseminated or used in any manner unless Lincoln National's express written approval has been given hereto.

b. The representative agrees to indemnify and hold Lincoln National harmless from any liability resulting from the negligent, improper, unauthorized, or illegal use of sales, marketing, solicitation, or other materials.

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c.   Upon termination of this agreement, all records, unused supplies, Lincoln provided software, and all other materials furnished by Lincoln National in the representative's possession shall be returned to Lincoln National upon request.

9. PROSPECTUS (IF APPLICABLE)
a. Lincoln National agrees to deliver to the representative current Lincoln National prospectuses. The representative agrees to destroy and dispose of all prior prospectuses immediately upon receipt of the current prospectuses.

b. Lincoln National shall be liable for all statements contained in the current prospectus. The representative shall be liable for all statements made by the representative, his/her/its agents, or employees, if applicable, which are not contained in the current prospectus.

c. The representative, not Lincoln National, is solely responsible for all statements, written or oral acts, or representations, whether expressed or implied, made by his/her/its agents, or employees and is responsible for notifying his/her/its agents or employees of the terms and conditions of this agreement.

d. The representative, (unless acting for Lincoln National in its capacity as a broker/dealer) not Lincoln National, is solely responsible as to the suitability of sale of the Lincoln National contracts to individual persons.

e. The representative is solely responsible for performing the Maximum Exclusion Allowance calculations for any 403b sales.

f. The representative shall immediately notify Lincoln National of any and all complaints about Lincoln National contracts received by the representative.


10. DEPOSITS
Any deposits received by the representative on behalf of Lincoln National shall be forwarded promptly, but under no circumstances in more than two (2) business days, in gross amount, to Lincoln National.

11. INDEMNIFICATION

a. The representative shall be responsible to Lincoln National for the malicious, intentional, reckless, knowing, or negligent acts or omissions of his/her/its employees, officers, agents, and sales agreement and shall indemnify and hold harmless Lincoln National from any claims, demands, actions, judgements, loss, cost or expense, including attorney fees, court costs, and punitive damages incurred by Lincoln National by reason of such acts or omissions.

b. Lincoln National shall be responsible to the representative for the negligent acts or omissions of its employees, officers, agents, and sales persons for the business covered under this agreement and shall indemnify and hold harmless the representative from any claims, demands, actions, judgements, loss, cost, or expense, including attorney fees and court costs incurred by the representative which are caused by or arise out of any negligent acts or omissions of Lincoln National, its employees, officers, agents, or sales persons.

12. ASSIGNMENTS/MODIFICATIONS

a. Lincoln National and the representative shall make no assignment or transfer of this agreement or of any benefits or obligations hereunder, either in whole or in part, without the prior written consent of the other. Any such assignee or transferee shall be properly licensed, including pursuant to Section I of this agreement, to perform its function under this agreement prior to the assignment or transfer. All terms and conditions of this agreement are applicable to any assignment or transfer. persons for the business covered under this

b. This agreement may only be modified by written consent of both parties. This agreement embodies the entire agreement of the parties relative to the matters with which it deals and is intended to be the entire and exclusive embodiment thereof. Neither the representative nor Lincoln National shall be bound by any promise, agreement, understanding, or representation heretofore or hereafter made relative to the subject matter of this agreement except a change, revision, or addition to the attached Compensation Schedule(s) as provided in Section 6, unless the same is made in writing and signed by an officer of the representative and Lincoln National which expresses by its terms an intention to modify this agreement.

13. INDEBTEDNESS OF REPRESENTATIVE
Lincoln National shall have first lien on all service fees and other compensation payable hereunder for


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any debt due from the representative to Lincoln National or any of its affiliates, including charges relating to certain cancellations, rejections, or reissues of contracts, Lincoln National may at this time deduct or set off from any moneys payable under this agreement, or from any other source, any such debt or debts at the legal rate. This lien shall not be extinguished by the termination of the representative's authority. This provision shall not be construed in any way to limit any indebtedness of the representative to the value of the service fees and other compensation payable under this agreement. In the event of the termination of the representative's authority, the unpaid balance of the representative's indebtedness shall be immediately due and payable without demand or notice.

14. TERMINATION OF AGREEMENT
The representative or Lincoln National may terminate the representative's appointment under this agreement, with or without cause, by notice sent by ordinary mail to the last known address of the other party. Terminations of appointment as used in this agreement shall mean termination of authority either through cancellation of the appropriate license or registration as required by this paragraph or through termination of this entire agreement.

However, Lincoln National reserves the right, rather than to completely terminate this agreement, to suspend the right of the representative to sell new business, including taking applications on existing contracts, but still allow the representative to service existing business. This right shall exist provided that it does not violate any applicable state or federal law or regulation. Lincoln National will provide evidence of servicing relationship in writing to representative. Lincoln National reserves the right to terminate the service agreement pursuant to the terms of this agreement.

15. FORBEARANCE
Forbearance or neglect of Lincoln National to insist upon performance of this agreement shall not constitute a waiver of its rights and privileges.

16. CHOICE OF LAW
The representative and Lincoln National expressly agree that in the case of any disputes arising under this agreement, said agreement shall be construed under Indiana Law.


SIGNATURES
LINCOLN NATIONAL
Assistant secretary's signature
REPRESENTATIVE
Corporation or broker/dealer
authorized officer's signature
Corporation or broker/dealer
authorized officer's name (print or type)
Tax ID number
INDIVIDUAL
Agent or registered representative's signature
Social Security number


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